Exhibit 99.1

THE NASDAQ STOCK MARKET 9600 BLACKWELL ROAD ROCKVILLE, MD 20850

Stanley Higgins

Director

Listing Qualifications

The Nasdaq Stock Market LLC

+1 301 978 8041

By Electronic Delivery to: gitow@netlist.com

May 29, 2009

Ms. Gail Itow

Vice President, Chief Financial Officer and Secretary

Netlist, Inc.

51 Discovery

Irvine, CA 92618

Re:          Netlist, Inc. (the “Company”)
Nasdaq Symbol: NLST

Dear Ms. Itow:

According to the Definitive Proxy Statement filed on April 27, 2009, Preston Romm announced that he will not stand for reelection as a director of the Company and will cease to serve as a director effective May 27, 2009. As a result, the Company no longer complies with Nasdaq’s independent director and audit committee requirements as set forth in Listing Rule 5605.

However, consistent with Listing Rules 5605(b)(1) and 5605(c)(4)(A), Nasdaq will provide the Company a cure period in order to regain compliance as follows:

•      until the earlier of the Company’s next annual shareholders’ meeting or May 27, 2010; or

•      if the next annual shareholders’ meeting is held before November 23, 2009, then the Company must evidence compliance no later than November 23,2009.

The Company must submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance with the rules no later than this date. In the event the Company does not regain compliance by this date, Nasdaq rules require Staff to provide written notification to the Company that its securities will be delisted. At that time, the Company may appeal the delisting determination to a Listing Qualifications Panel.

Listing Rule 5810(b) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based.(1) The Company must provide a copy of this announcement to Nasdaq’s MarketWatch Department, the Listing Qualifications Department, and the Listing Qualifications Hearings Department (the “Hearings Department”) at least 10 minutes prior to its public dissemination.(2) For your convenience, we have enclosed a list of news services.(3)

In the event the Company does not make the required public announcement, trading in your securities will be halted.

In addition, an indicator will be broadcast over Nasdaq’s market data dissemination network noting the Company’s non-compliance. The indicator will be displayed with quotation information related to the Company’s securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance is posted on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

If you have any questions, please contact Una Hahn, Listing Analyst, at +1 301 978 8033.

Sincerely,

(1) We also note that Item 3.01 of Form 8-K requires disclosure of the receipt of this notification within four business days. See, SEC Release No. 34-49424.

(2) The notice should be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure service available at www.NASDAQ.net. The facsimile numbers for Nasdaq’s Listing Qualifications and Hearings Departments are +1 301 978 4028 and +1 301 978 8080, respectively.

(3) The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story. Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel:  the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS’ EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Listing Rule(s)                 .

NASDAQ REFERENCE LINKS

Topic	Description	Link

NASDAQ Listing
Rules	All initial and continued listing rules	NASDAQ Listing Rules

Corporate	Independent directors, committee requirements
Governance	and shareholder approval	www.nasdaq.com/about/FAQsCorpGov.stm

Fees	Fee schedule	www.nasdaq.com/about/FAQsFees.stm

Frequently Asked
Questions
(FAQ’s)	Topics related to initial and continued listing	www.nasdaq.com/about/LegalComplianceFAQs.stm

Hearing Requests
& Process	Discussion of the Nasdaq Hearings process	www.nasdaq.com/about/FAQsHearings.stm

Listing of
Additional Shares	Explanation of Nasdaq’s Listing of Additional
(LAS)	Shares process	www.nasdaq.com/about/FAQsLAS.stm

Transfer to the
Nasdaq Capital	Procedures and application to transfer securities
Market	to the Nasdaq Capital Market	www.nasdaq.com/about/FAQsPhaseDown.stm

DIRECTORY OF NEWS SERVICES*

The use of any of these services will satisfy NASDAQ’s listing rules that require the disclosure of specific information in a press release or public announcement. The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.

News Service	Internet Address	Telephone Number
Toll free: 800 444 2090
Bloomberg Business News	www.bloomberg.com	Phone: 609 750 4500

Toll free: 800 227 0845
Business Wire	www.businesswire.com	Phone: 415 986 4422

Dow Jones News Wire	www.djnewswires.com	Phone: 201 938 5400

GlobeNewswire		Toll free: 800 307 6627
(A NASDAQ OMX Co.)	www.globenewswire.com	Phone: 310 642 6930

Toll free: 800 774 9473
MarketWire	www.marketwire.com	Phone: 310 765 3200

Toll free: 800 832 5522
PR Newswire	www.prnewswire.com	Phone: 201 360 6700

Reuters	www.thomsonreuters.com	Phone: 646 223 6000

* Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS’ EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Listing Rule(s)          .